RESIGNATION OF DIRECTOR


November 1, 2000


To the board of directors of Richard D. Moody:



I hereby tender my resignation as a director of Beryllium International Corporation, a Utah corporation to be domesticated in Florida. Such resignation shall become effective at the time that the shareholders of the Corporation conduct a special meeting of the shareholders and ratify an agreement dated October 15, 2000 between the Corporation and Wallstreet-Review.net, Inc., a Florida corporation. In the event that a quorum of the shareholders do not convene on November 1, 2000, or in the event that the shareholders do not ratify the agreement between the Corporation and Wallstreet-Review.net, Inc., then this Resignation shall not take effect and it shall expire immediately after the shareholder vote not to ratify the agreement.
D. Moody



/s/Richard D. Moody
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Richard D. Moody